EXHIBIT 10.1

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of October 4, 2019, by and between EAST WEST BANK (“Bank”) and EVOLVING SYSTEMS, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 22, 2012 (as amended from time to time, including, without limitation, by that certain Amendment to Loan and Security Agreement dated as of October 22, 2014, that certain Second Amendment to Loan and Security Agreement dated as of April 8, 2015, that certain Third Amendment to Loan and Security Agreement dated as of September 28, 2015, that certain Fourth Amendment to Loan and Security Agreement dated as of November 9, 2015, that certain Fifth Amendment to Loan and Security Agreement dated as of February 29, 2016, and that certain Clarification Agreement to Fifth Amendment to Loan and Security Agreement dated as of February 29, 2016, collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

Additionally, Borrower is currently in default (i) under Section 6.8(b) of the Agreement (as in effect prior to the date hereof) due to Borrower’s failure to maintain the minimum required leverage ratio for the measuring period ended March 31, 2019, and June 30, 2019, and (ii) under Section 6.8(c) of the Agreement (as in effect prior to the date hereof) due to Borrower’s failure to maintain the minimum required fixed charge coverage ratio for the measuring periods ended December 31, 2018, March 31, 2019, and June 30, 2019 (collectively, the “Existing Defaults”).

NOW, THEREFORE, the parties agree as follows:

1.                                      Section 6.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.8                         Financial Covenants.

(a)                                 Minimum EBITDA.  Borrower shall maintain at all times, tested as of the last day of each month, EBITDA, measured on a trailing three (3) month basis, of at least the following amounts for the respective measuring periods set forth below:

Measuring Period Ending	Minimum EBITDA
July 31, 2019	$0
August 31, 2019	$0
September 30, 2019	$0
October 31, 2019	$0
November 30, 2019	$150,000
December 31, 2019	$350,000
January 31, 2020	$350,000
February 29, 2020	$400,000
March 31, 2020	$500,000
April 30, 2020	$500,000
May 31, 2020	$550,000
June 30, 2020, and at all times thereafter	$600,000

(b)                                 Minimum Cash.  Borrower shall maintain at all times, tested as of the last day of each month, unrestricted consolidated cash in demand deposit and/or money market accounts, in an amount greater than the aggregate outstanding amount of Indebtedness by Borrower and its Subsidiaries to Bank at any time.”

2.                                      New Section 8.10 hereby is added to the Agreement to read as follows:

“8.10                 Cross-Default.  If there is a default in any term, provision, condition, covenant, or agreement contained in that certain Facility Agreement by and among Evolving Systems, Inc., as Parent, Evolving Systems Holdings Limited, as Company and Original Borrower, East West Bank, as Lender, and Evolving Systems, Inc., Evolving Systems BLS Limited, Evolving Systems Holdings Limited, and Evolving Systems Limited, as Original Guarantors, dated as of August 16, 2017 (the “UK Facility Agreement”), or any other agreement entered into in connection with the UK Facility Agreement.”

3.                                      Section 12.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“12.8 Counterparts. This Agreement and any amendments, renewals, extensions, modifications, or refinancings thereof may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.”

4.                                      Default Waiver.  Borrower hereby acknowledges and Bank hereby waives the Existing Defaults (the “Default Waiver”).

5.                                      Waiver of Notice and Cure.  Borrower acknowledges that an Event of Default has occurred under the Agreement that, but for the Default Waiver, would have entitled Bank to exercise all the remedies available to Bank under the Agreement and applicable law.  Borrower waives all notices of default and rights to cure that are otherwise provided in the Agreement or applicable law, including, but not limited to, rights to notice and redemption under California Uniform Commercial Code sections 9611, 9620 and 9623.  Borrower further waives any claim that a sale or other disposition by Bank of the Collateral is not commercially reasonable because Bank disclaims any warranties with respect to such sale or other disposition, including, without limitation, disclaimers of warranties relating to title, possession, quiet enjoyment, or the like.

6.                                      Release.

6.1                               Borrower acknowledges that Bank would not enter into this Amendment, including the Default Waiver, without Borrower’s assurance hereunder.  Except for the obligations arising hereafter under the Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Agreement and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby.

6.2                               Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.3                               The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest.  The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

6.4                               Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.  Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

6.5                               The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Amendment and the Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.

7.                                      No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

8.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

9.                                      Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default other than the Existing Defaults has occurred and is continuing.

10.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 an updated Corporate Borrowing Certificate with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment, substantially in the form attached hereto;

(c)                                  a default waiver and amendment to the UK Facility Agreement duly executed by the parties thereto;

(d)                                 Borrower’s repayment of principal due under the Term Loan in an amount equal to Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($333,333.33), which may be debited from any of Borrower’s accounts at Bank;

(e)                                  all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts at Bank; and

(f)                                   such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

11.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

EVOLVING SYSTEMS, INC.

By:	/s/ MARK P. SZYNKOWSKI

Name:	Mark P. Szynkowski

Title:	Senior Vice President, Finance

EAST WEST BANK

By:	/s/ CHRIS HETTERLY

Name:	Chris Hetterly

Title:	Managing Director

[Signature Page to Sixth Amendment to Loan and Security Agreement]